September 3, 2017

Badrinarayanan Kothandaraman

Dear Badri:

Enphase Energy, Inc. (the "Company'') is pleased to offer you the position of President and Chief Executive Officer (CEO) on the updated employment terms set forth in this offer letter agreement (the "Updated Agreement"). This Updated Agreement is intended to amend and update the terms of your existing employment offer letter dated on or about March 20, 2017 (the "Existing Agreement"), which will otherwise remain place in accordance with its terms.

1.
Position, Duties and Location. Your title will be President and Chief Executive Officer ("CEO"). You will report to the Company's Board of Directors (the "Board"), and you will perform those duties and responsibilities customary to the CEO position and as may be reasonably directed by the Board. You will also be appointed to the Board as a Class Ill Director. Your primary office location will be the Company's headquarters in Petaluma, California. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places other than its corporate headquarters from time to time, and to require reasonable business travel. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company's general employment policies.

2.
Base Salary. The Company will pay you an annualized base salary at the rate of four hundred fifty thousand dollars ($450,000}, less applicable payroll deductions and withholdings, payable in accordance with the Company’s standard payroll schedule. Beginning in calendar year 2019, the Board's Compensation Committee (the "Compensation Committee") will review your base salary for potential modification on an annual basis as part of its annual compensation review of the Company's executives.

3.
Annual Bonus. You will be eligible to earn an annual discretionary bonus of up to one hundred percent (100%) of your current annualized base salary rate (the "Annual Bonus"), which, for calendar year 2017, will be prorated for the level of your base salary over the course of the year. The Annual Bonus will be based upon the Compensation Committee's assessment of your performance against individual performance goals and the Company's attainment of financial and/or other business goals as set by the Compensation Committee for a given calendar year in its sole discretion. Bonus payments, if any, will be subject to applicable payroll deductions and withholdings. Following the close of each calendar year, the Compensation Committee will determine whether you shall be paid an Annual Bonus, and the amount of any such bonus, based on the achievement of such goals. Except as set forth in this Agreement, no amount of Annual Bonus is guaranteed, and you must be an employee on the Annual Bonus payment date to receive and earn an Annual Bonus, which will be paid within ninety (90) days following the end of the applicable bonus year. No partial or prorated bonuses will be provided.

4.
Stock Grants. In connection with your promotion to the CEO position, the Company will grant you an option to purchase 1,000,000 shares of the Company's Common Stock with an exercise price equal to the fair market value of a share of Common Stock as determined by the Board (or the Compensation Committee) on the applicable date of the grant (the "Option"). The Option will be subject to the terms of the Company’s 2011 Equity Incentive Plan (the "Plan") and the applicable stock option agreements (the "Stock Agreements"). The Option shares will vest subject to your continued employment as CEO over a four-year period, whereby twenty-five percent (25%) of the

Option shares will vest and become exercisable on the one year anniversary of the date you commence the CEO position, with the remaining shares subject to the Option vesting and becoming exercisable in thirty-six (36) equal monthly installments thereafter, in each case subject to your continued employment through the applicable vesting dates and the terms and conditions of the Plan and the applicable Stock Agreements. Subject to approval by the Board or the Compensation Committee, beginning in calendar year 2019, you will be eligible to receive additional equity awards annually as part of the Compensation Committee's discretionary annual equity refresh grant process; any such additional equity awards will be subject to vesting and other terms as determined by the Compensation Committee in its sole discretion.

5.
Severance and Change in Control Benefit Plan. You will continue be eligible for severance and change in control benefits under the Company's Severance and Change in Control Benefit Plan (the "Severance Plan"). In connection with your promotion to the CEO position, you will be designated as a Tier I Participant (i.e., the highest level of participation), subject to the terms and conditions set forth in the Severance Plan.

6.
At-Will Employment Relationship. Employment with the Company is for no specific period of time. Your employment relationship with the Company is "at will,” meaning that either you or the Company may terminate your employment at any time, with or without Cause (as defined in the Severance Plan) or advance notice. Any contrary representations that may have been made to you are superseded by this Updated Agreement. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by both you and a duly authorized representative of the Board (other than you).

7.
Miscellaneous. This Updated Agreement, together with the Existing Agreement (and exhibits thereto including your Employee Invention Assignment and Confidentiality Agreement), constitutes the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. In the event of any conflict between this Updated Agreement and the Existing Agreement, the provisions of this Updated Agreement shall control. Changes in your employment terms, other than those changes expressly reserved to the Company's, the Board's or the Compensation Committee’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized representative of the Board (other than you). This Updated Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Updated Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Updated Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Updated Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in San Francisco County and Sonoma County in connection with any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Updated Agreement, your employment, or the termination of your employment. Any ambiguity in this Updated Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Updated Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Updated Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

[Signature Page Follows]

Very truly yours,

ENPHASE ENERGY, INC.

By: /s/ Steven Gomo

Steven Gomo, Lead Independent Director On Behalf of the Board of Directors

I have read, understand and accept this Updated Agreement: By:

/s/ Badri Kothandaraman
Badrinarayanan Kothandaraman

Dated: September 3, 2017